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                                                                 Exhibit 10.2(c)

                             FIRST AMENDMENT TO THE

                       HORACE MANN EDUCATORS CORPORATION

                           1991 STOCK INCENTIVE PLAN



The Horace Mann Educators Corporation 1991 Stock Incentive Plan (the "Plan") is amended effective 11 September 1996, as follows:

     1. Amend Section 1(l) to read as follows: "Outside Director" shall mean a director who satisfies both (i) the requirements for an "outside director" as set forth in Section 162(m) of the Code and Treasury Reg. Section 1.162-27(e)(3)(i) promulgated thereunder and (ii) the requirements for a "non-employee director" set forth in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or successor requirements thereto.

     2. Amend the first paragraph of Section 2 to read as follows: The Plan shall be administered by a committee of the Board composed of not less than two Outside Directors, appointed by and serving at the pleasure of the Board.

     3. Add a new paragraph to become the second paragraph of Section 3, to read as follows: The number of shares with respect to which Stock Options or Stock Appreciation Rights may be granted during any calendar year to any one person (awards of Stock Options and of Stock Appreciation Rights granted in tandem with each other being deemed to have been granted with respect to the same shares) shall not in the aggregate exceed 500,000.